EXHIBIT 10.39
CHANGE OF CONTROL AGREEMENT
     THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is effective as of the [___] day of [___], 200[_], between [UTi, Services, Inc., a California corporation] (the “Company”), and [___] (“Employee”).
RECITALS
     WHEREAS, the Company has determined that it is in the best interests of the Company, UTi Worldwide Inc. (“UTi Worldwide”) and the related group of entities and companies (UTi Worldwide, the Company and such related entities and companies are referred to herein collectively as the “UTi Group”) to ensure that the UTi Group will have the continued dedication of Employee, notwithstanding the possibility, threat or occurrence of a “Change of Control of UTi Worldwide” (as defined on Exhibit A attached to this Agreement and incorporated herein).
     NOW, THEREFORE, in consideration of the promises and covenants set forth below, the parties hereto agree as follows:
     1. Termination of Employment Following a Change of Control of UTi Worldwide.
          (a) Subject to the terms and conditions of this Agreement, the Company hereby agrees to provide the Employee with the payments described in Section 1(b) below in the event that Employee’s employment with the Company is terminated by the Company other than for Cause (as defined below), death or Disability (as defined below) during the period commencing on the effective date of a Change of Control of UTi Worldwide and ending on the first anniversary of such effective date (such period shall be referred to herein as the “Effective Period”). For purposes of this Agreement, termination for “Cause” shall include any termination by the Company as a result of (i) Employee’s willful failure to perform or the gross negligence in the performance of Employee’s material duties to the UTi Group (and if such willful failure or gross negligence is susceptible to cure by Employee, the failure to effect such cure by Employee within thirty (30) days after written notice of such willful failure or gross negligence is given to Employee), (ii) Employee’s engagement in an act of dishonesty involving or affecting the UTi Group or the falsification of records thereof, (iii) Employee’s indictment or conviction for a crime of theft, embezzlement, fraud, misappropriation of funds or other alleged act of dishonesty by Employee, or other crime involving moral turpitude, or (iv) Employee’s engagement in any violation of law relating to Employee’s employment or violation by Employee of Employee’s duty of care or loyalty to the UTi Group. For purposes of this Agreement, Employee shall be deemed to have become “Disabled” or to have suffered a “Disability” to the extent Employee is or has been incapable of performing substantially all of Employee’s duties and responsibilities to the Company for one hundred twenty (120) days or more in the aggregate during any consecutive twelve (12) months.
          (b) If Employee’s employment is terminated by the Company during the Effective Period other than for Cause, death or Disability, neither the Company nor the UTi Group shall have any further obligation or liability to Employee except that Employee shall be entitled to receive (a) the Accrued Benefits (as defined below) and (b) severance equal to twelve (12) months of Employee’s then current monthly salary, subject to the condition set forth in Section 1(c) below. Subject to Section 18 below, such severance shall be payable in twelve (12) equal monthly installments commencing within sixty (60) days after Employee’s termination of employment. For purposes of this Section 1(b), the phrase “Accrued Benefits shall mean, with respect to Employee (i) the portion of Employee’s base salary which has been earned up to the date of termination, (ii) compensation for any accrued and unused vacation up to the date of termination, (iii) reimbursement for business expenses properly incurred up to the date of termination and (iv) such benefits or payments to which Employee may be entitled under the terms and conditions of any benefit, equity, incentive or compensation plan, program or award applicable to Employee and Employee’s termination of employment to the extent accrued for the benefit of, or owing to, Employee as of the date of such termination of employment, excluding the terms of any severance or similar plan applicable to Employee (collectively, the “Accrued Benefits”).
          (c) Employee agrees that it is a condition precedent to the Company’s obligations to pay the severance payments provided for in Section 1(b) above that Employee execute a general release and waiver prepared by the Company releasing and forever discharging the Company and the UTi Group and each and all of their respective owners, shareholders, members, predecessors, successors, assigns, agents, directors, officers and other representatives from any and all claims, charges, complaints, liabilities, controversies, rights, demands, costs, and expenses (other than the obligations of the Company set forth in Section 1(b)), and that such general release become irrevocable within sixty (60) days of Employee’s termination of employment. Employee agrees that Employee will not assign or transfer, or purport to assign or transfer, to any person any claim or a portion thereof or any interest therein that Employee might have against the UTi Group.
     2. Not a Contract of Employment.
     Employee acknowledges and agrees that Employee is an “at will” employee whose employment may be terminated at any time for any or no reason, and except as specifically provided for herein, without liability. Nothing in this Agreement confers on Employee any right of continued employment or restricts the Company’s right to terminate Employee’s employment at any time for any or no reason.
     3. Exclusivity of Payments. Employee acknowledges and agrees that Employee is not entitled to any severance payments or other severance benefits from the Company, UTi Worldwide or the UTi Group, other than the payments and benefits expressly provided in Section 1(b) of this Agreement, except for any benefits which may be due to Employee in the normal course under any then applicable employee benefit plan or program of the Company that provides for benefits after termination of employment in accordance with the terms of such plan or program. Employee’s right to receive payments or benefits under this Agreement upon termination of employment will cease if Employee breaches any provision of Sections 4 or 5 below.

     4. Proprietary Information.
          (a) Definition. Employee hereby acknowledges that Employee possesses and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the UTi Group and its businesses and affiliates (whether in existence prior to, as of or after the date hereof, collectively, “Proprietary Information”), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, inventions, processes, formulae, programs, technical data, “know-how,” procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, customer-tailored solutions and other consulting products and processes, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections or any other confidential or proprietary information relating to the UTi Group and/or its business. The term “Proprietary Information” shall also include, without limitation, any confidential or non-public information of suppliers or customers of the UTi Group obtained by Employee in the course of Employee’s employment or association with the Company or the UTi Group. The term “Proprietary Information” does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of its disclosure by Employee), (ii) becomes available to Employee on a lawful, non-confidential basis from a person other than the UTi Group or its suppliers or customers or its or their representatives, provided that the source of such information was not known by Employee to be subject to an obligation of confidentiality or otherwise disclosed such information to Employee with the reasonable expectation that it would remain confidential.
          (b) Nondisclosure. During the term of this Agreement and thereafter, Employee will not, without the prior express written consent of the Chief Executive Officer of UTi Worldwide, disclose or make any use of any Proprietary Information except as may be required in the course of the performance of Employee’s services under this Agreement.
          (c) Agreement Not to Solicit Employees and Customers. To protect the Proprietary Information and trade secrets of the UTi Group, Employee agrees, during the term of Employee’s employment with the UTi Group and for a period of one (1) year thereafter, not to, directly or indirectly, either on Employee’s own behalf or on behalf of any other person or entity, (i) to attempt to persuade, induce or solicit or employ any person who is an employee of the UTi Group or otherwise encourage such employee to cease or terminate his or her employment with the UTi Group or (ii) use or otherwise disclose any Proprietary Information in any attempt to persuade any customer of the UTi Group to cease to do business or to reduce the amount of business which any customer of the UTi Group has customarily done or contemplates doing with the UTi Group or to expand its business with a competitor of the UTi Group.
          (d) Reasonableness. Employee agrees that the covenants and agreements contained in this Section 4 are reasonable and necessary to protect the Proprietary Information of the UTi Group and that the covenants and agreements by Employee contained in this Section 4 shall be in addition to any other agreements and covenants Employee may have agreed to in any other employee proprietary information, confidentiality, non-disclosure or other similar agreement and that this Section 4 shall not be deemed to limit such other covenants and agreements, all of which shall continue to survive the termination of this Agreement in accordance with their respective terms. A breach of the terms and covenants of such other covenants and agreements shall be deemed to be a breach of the provisions of this Section 4 and this Agreement.
     5. Protection of Property. All records, files, manuals, documents, specifications, lists of customers, forms, materials, supplies, computer programs and other materials furnished to the Employee by the UTi Group, used on its behalf or generated or obtained during the course of the performance of the Employee’s services hereunder, shall at all times remain the property of the UTi Group. Upon termination of Employee’s employment with the UTi Group, Employee shall immediately deliver to the UTi Group, or its authorized representative, all such property, including all copies, remaining in Employee’s possession or control.
     6. Specific Performance. In the event of the breach by Employee of any of the provisions of Sections 4 or 5, the Company and the UTi Group, in addition to all other rights and remedies they may have, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief to the extent authorized by law in order to enforce or prevent any violations of the provisions thereof.
     7. Arbitration. The parties hereto acknowledge that it is in their best interests to facilitate the informal resolution of any disputes arising out of this Agreement or otherwise by mutual cooperation and without resorting to litigation. As a result, if either party has a legally recognized claim or dispute arising hereunder or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), any dispute regarding Employee’s termination of employment, tort claims, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violation of public policy or, any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving workers’ compensation benefits), and the parties are unable to reach agreement among themselves within thirty (30) days, then the parties agree to submit the dispute to JAMS for binding arbitration in accordance with its then-current employment rules and applicable law. If the parties are unable to agree to an arbitrator, JAMS will provide the names of seven potential arbitrators, giving each party the opportunity to strike three names. The remaining arbitrator will serve as the arbitration panel. The parties agree that the arbitration must be initiated within the time period of the statute of limitations applicable to the claim(s) if the claim(s) had been filed in Court. Arbitration may be initiated by the aggrieved party by sending written notice of an intent to arbitrate by registered certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedies sought. All fees and expenses of the arbitrator will be borne by the Company. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs, unless the party prevails on a claim for which attorneys’ fees are recoverable by statute, in which case the arbitrator may award attorneys’ fees and costs to the prevailing party.
     8. Representation by Counsel. Employee acknowledges that Employee has been given the opportunity to consult legal counsel and seek such advice and consultation as Employee deems appropriate or necessary.

     9. Successors; UTi Group. This Agreement is personal to the Employee and is not assignable by the Employee. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. If a particular action is required to be taken, or a particular notice is required to be given, by the Company, and such action or notice is in fact taken by, or such notice is in fact given by, UTi Worldwide or another member of the UTi Group, then such action or notice shall be deemed to have been taken or given by the Company. Notwithstanding anything to the contrary contained in this Agreement, Employee agrees that Employee is an employee only of the Company (or its successors or assigns, if applicable) and not an employee of any other entity or member of the UTi Group; provided, however, that the Company may assign Employee to another member of the UTi Group for payroll purposes.
     10. Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by overnight, commercial air courier service, on the second business day after being delivered to the air courier service, or if mailed, on the fifth day after being sent by first class, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	At Employee’s address as indicated on the books and records of the relevant member of the UTi Group.

If to Company:	At the UTi Group corporate offices at 100 Oceangate, Long Beach, California 90802, Attention: General Counsel.
Such communications may also be delivered to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.
     11. Section 280G. To the extent that Section 280G and any related provisions of the Internal Revenue Code of 1986, as amended, are applicable, Employee’s payments and benefits under this Agreement and all other arrangements or programs shall not, in the aggregate, exceed the maximum amount that may be paid to Employee without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code of 1986, as amended, as determined in good faith by the Company’s independent auditors. If Employee’s benefits must be cut back to avoid triggering such penalties, Employee’s benefits will be cut back in the priority order Employee designates or, if Employee fails to promptly designate an order, in the priority order designated by the Company. Employee and the Company agree to reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits Employee receives.
     12. Resignation from Positions. Upon Employee’s cessation of employment with the Company for any reason, Employee agrees that Employee shall be deemed to have resigned as an officer and as a director from every entity and company of the UTi Group for which Employee is then serving as an officer or director, and any other entity or company for which Employee is then serving as a director or officer at the request of the Company or the UTi Group, in each case effective as of the date of cessation of Employee’s employment. Employee hereby grants the corporate secretary of UTi Worldwide an irrevocable power of attorney to execute on behalf of Employee all such resignations and documents and instruments and take all such other actions as reasonably necessary to carry out the intention of this Section.
     13. Entire Agreement. This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other agreements and understandings, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.
     14. Amendment; Waiver; Governing Law. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and by such officer of the Company as may be specifically designated by UTi Worldwide. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of California or if Employee is not employed in California, the jurisdiction where Employee is employed by the Company.
     15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
     17. Survivability. The provisions in Sections 4, 5, 6, 7, 9, 10, 11, 12, 14, 15, 17 and 19 of this Agreement shall survive any termination of this Agreement.
     18. Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.
     19. Section 409A Compliance. Employee is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Employee from incurring them, or to mitigate or protect Employee from any such tax liabilities. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until Employee incurs a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). If, at the time of Employee’s termination of employment under this Agreement, Employee is a “specified employee” (under Internal Revenue Code Section 409A), any payments that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A on account of Employee’s “separation from service” (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Employee’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Employee shall receive any remaining benefits as if there had not been an earlier delay.
     20. Termination. Notwithstanding any other provision contained herein, this Agreement shall terminate upon the earlier to occur of (i) Employee’s cessation of employment with the UTi Group, or (ii) twelve (12) months prior written notice from the Company; provided, however, that, in the case of subclause (i) of this sentence, if Employee’s employment with the UTi Group was terminated by the Company other than for Cause or Employee’s death or Disability in connection with or in anticipation of a Change of Control of UTi Worldwide, then for purposes of this Agreement, Employee shall be deemed to be employed by the Company as of the date of the Change of Control of UTi Worldwide; provided, further, that any termination of this Agreement pursuant to subclause (ii) of this sentence shall not relieve the Company from any obligation to make the payments described in Section 1(b) which arises from a Change of Control of UTi Worldwide occurring prior to the termination of this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Company”	[UTi, Services, Inc., a California corporation]

By:

Name:

Title:

“Employee”

EXHIBIT A TO CHANGE OF CONTROL AGREEMENT
For purposes of the attached Change of Control Agreement, a “Change of Control of UTi Worldwide” shall be deemed to have occurred if:
               (i) a sale, transfer, or other disposition of all or substantially all of the assets and properties of UTi Worldwide is closed or consummated;
               (ii) any “person,” “entity” or “group” (within the meaning of Section 13(d)(3) and 14(d)(2)) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than UTi Worldwide or any majority owned subsidiary of UTi Worldwide, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of UTi Worldwide representing fifty percent (50%) or more of the combined voting power of UTi Worldwide’s then outstanding securities that have the right to vote in the election of directors generally; provided, however, that the following shall not constitute a “Change of Control of UTi Worldwide” for purposes of this subclause (ii):
                         (a) any acquisition directly from UTi Worldwide (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or
                         (b) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by UTi Worldwide or any entity controlled by UTi Worldwide;
               (iii) during any period of two consecutive years during the term of this Change of Control Agreement, individuals who at the beginning of such period constitute the Board of Directors of UTi Worldwide cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or
               (iv) UTi Worldwide is dissolved or liquidated or a merger, reorganization, or consolidation involving UTi Worldwide is closed or consummated, other than a merger, reorganization, or consolidation in which holders of the combined voting power of UTi Worldwide’s then outstanding securities that have the right to vote in the election of directors generally immediately prior to such transaction own, either directly or indirectly, fifty percent (50%) or more of the combined voting power of the securities entitled to vote in the election of directors generally of the merged, reorganized or consolidated entity (or its parent company) immediately following such transaction.